UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 17, 2013

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 420

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Section 8 – Other Events

Item 8.01 Other Events.

On June 17, 2013, Visualant, Inc. (“Visualant” or the “Company”) filed a complaint (the “Complaint”) against Ascendiant Capital Partners, LLC (“Ascendiant”) in the Orange County Superior Court of California (Case No. 30-2013-00656770-CU-BC-CJC) for breach of contract, seeking damages, specific performance and injunctive relief against Ascendiant.

The Company entered into an Option Agreement with Ascendiant dated April 26, 2013, pursuant to which the Company had the option to purchase from Ascendiant 4,000,000 shares of the Company’s common stock (the “Option Shares”) for an aggregate purchase price of $300,000. On May 31, 2013, the Company exercised its option to purchase the 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price. In its Complaint, the Company alleges that Ascendiant breached its obligations under the Option Agreement by delivering to the Company only 2,284,525 of the 4,000,000 Option Shares and failing to deliver the remaining 1,715,475 Option Shares.

The Company expects to file promptly an application for a temporary restraining order and a motion for preliminary injunction with the California Superior Court (the “Motion”), seeking a temporary restraining order and preliminary injunctive relief requiring Ascendiant to transfer the remaining 1,715,475 Option Shares to Visualant or, in the alternative, enjoining Ascendiant from transferring, selling, or otherwise encumbering the Option Shares.

The Company intends to vigorously enforce any and all rights and remedies available to it with respect to the foregoing Complaint. There can be no assurance of the outcome in the litigation, including whether specific performance or injunctive relief will be granted and whether, and in what amount, the Company may recover damages. No trial date has been set.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

June 20, 2013	By:	/s/ Ronald P. Erickson
Ronald P. Erickson Chief Executive Officer